Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG REPORTS THIRD QUARTER 2016 RESULTS

BOARD OF DIRECTORS AUTHORIZES REPURCHASE OF $3.0 BILLION OF ADDITIONAL SHARES OF AIG COMMON STOCK

NEW YORK, November 2, 2016 – American International Group, Inc. (NYSE: AIG) today reported net income of $462 million, or $0.42 per diluted share, for the third quarter of 2016, compared to a net loss of $231 million, or $0.18 per diluted share, in the prior-year quarter.

Net income during the quarter included after-tax net realized capital losses of $526 million, or $0.48 per diluted share, which largely reflected higher foreign exchange losses related to the British pound weakening following the Brexit vote. The impact to reported book value was immaterial as these losses were largely offset by a corresponding impact on other comprehensive income.

After-tax operating income was $1.1 billion, or $1.00 per diluted share, for the third quarter of 2016, up from $691 million, or $0.52 per diluted share, in the prior-year quarter. Operating income for the third quarter of 2016 included a $622 million ($404 million after-tax or $0.37 per diluted share) loss recognition expense in Institutional Markets related to updated mortality assumptions for legacy structured settlements. The assets and liabilities associated with these structured settlements will be reported as part of our Legacy portfolio as presented in our January 26th Strategy Update. The loss recognition expense was partially offset by a pre-tax benefit associated with the third quarter review of actuarial assumptions for the Consumer Life and Retirement businesses of $238 million ($154 million after-tax or $0.14 per diluted share).

“We continue to execute on the strategic initiatives announced in January,” said Peter D. Hancock, AIG President and Chief Executive Officer. “The strategic divestitures that we announced this quarter, our portfolio management decisions, actions to run-off the legacy portfolio and capital allocation all exemplify our guiding principle of building economic value. We are successfully shaping and sculpting our company to be a leaner and more focused insurer. We remain committed to our 2017 financial targets, are ahead of plan in expense management, and continue to target a 6 point reduction in our Commercial accident year loss ratio, as adjusted, despite volatile quarterly results.”

Noteworthy Items

Expanding ROE - Return on Equity (ROE) was 2.1%, up 300 bps from the prior-year quarter. ROE reflects the elevated net realized capital losses discussed above. Normalized ROE improved to 7.1% from 5.9% in the prior-year quarter. Both metrics benefited from

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the active return of capital to shareholders and operating margin improvement. ROE benefited from higher returns on alternative investments which exceeded return expectations. Normalized ROE also reflected the seasonally higher third quarter expected catastrophe losses.

Reducing expenses - For the first nine months of 2016, general operating and other expenses declined 12% from the prior-year period. General operating expenses, operating basis, excluding the impact of foreign exchange and the reduction in general operating expenses associated with the sale of the Advisor Group, declined 10% from the prior-year nine month period. Lower employee-related expenses, rationalized employee benefits and professional fee reductions drove the improvement in our Commercial and Consumer businesses. Pre-tax restructuring charges during the quarter of $210 million primarily related to our ongoing efficiency program.

Executing strategic transactions - AIG continued to move forward on its action plan for managing its Legacy portfolio, a key contributor to AIG’s capital return target. AIG entered into a reinsurance agreement involving certain whole life and universal life businesses of one of its domestic life insurance subsidiaries which resulted in a $1.0 billion distribution of excess statutory capital to AIG Parent. In addition, monetizations of Legacy assets totaled $900 million in the quarter and $5.2 billion for the last four quarters, consistent with AIG’s continuing strategy to focus capital on core operations while optimizing the value realized from the transfer or sale of assets and liabilities.

Value based divestitures - AIG continued to move forward on its strategic plan to further focus and streamline AIG’s global insurance operations by agreeing to sell its 100% interest in United Guaranty Corporation and certain related affiliates (collectively, UGC or United Guaranty) and its 20% interest in Ascot Underwriting Holdings Ltd. and all of its interest in the related syndicate-funding subsidiary Ascot Corporate Name Ltd. In August, AIG sold its 95.3% controlling interest in NSM Insurance Group. Subsequent to the end of the quarter, AIG entered into an agreement with Fairfax Financial Holdings Limited to sell certain Latin American subsidiary operations, insurance operations in Turkey and the renewal rights for the portfolio of local business written by AIG’s operations in Eastern Europe.

Actively returning capital to shareholders - Total capital returned to shareholders was $2.6 billion in the third quarter of 2016 and included $2.3 billion of repurchases of AIG Common Stock and $338 million in shareholder dividends. From the end of the third quarter through November 2, 2016, AIG repurchased an additional $946 million of AIG Common Stock resulting in a total year to date capital return of $10.8 billion. On November 2, 2016, AIG’s Board of Directors authorized an additional increase to its previous repurchase authorization of AIG Common Stock of $3.0 billion, resulting in an aggregate remaining authorization on such date of approximately $4.4 billion. On November 2, 2016, AIG’s Board of Directors declared a cash dividend on AIG Common Stock of $0.32 per share, payable on December 22, 2016 to shareholders of record on December 8, 2016.

Quarterly Commercial Insurance loss trends impacted by program business and property volatility – The Commercial Insurance loss ratio of 77.7 reflected higher catastrophe losses and unfavorable prior year loss reserve development net of premium adjustments, which contributed 12.6 points. Unfavorable prior year loss development of $306 million was primarily driven by our U.S. program business which writes both casualty and property lines via MGAs and for which the third party administrators handle over half of the claims activity. Notably we experienced higher than expected loss emergence in the most recent calendar year from a small subset of these programs. The Commercial accident year loss ratio, as adjusted, improved 1.9 points from the same period last year largely due to continued remediation efforts, pricing strategy and reinsurance in Casualty.

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Book value per share growth - Benefiting from the impact of lower interest rates on Accumulated Other Comprehensive Income (AOCI), earnings growth and accretive share repurchases, book value per share grew 2% during the quarter to $85.02. Book value per share, excluding AOCI and Deferred Tax Assets (DTA), including dividend growth grew approximately 1% to $62.39.

THIRD QUARTER FINANCIAL SUMMARY*

	Three Months Ended September 30,
($ in millions, except per share amounts)	2016	2015	Change
Net income	$462	$(231)	NM	%
Earnings per diluted share	$0.42	$(0.18)	NM

After-tax operating income	$1,097	$691	59
After-tax operating income per diluted common share	$1.00	$0.52	92

ROE	2.1%	(0.9)%
ROE – after tax operating income, ex AOCI & DTA	6.7%	3.5%
Normalized ROE, ex AOCI & DTA	7.1%	5.9%

	September 30,	June 30,		December 31,
	2016	2016	Change	2015	Change
Period end:
Book value per common share	$85.02	$83.08	2%	$75.10	13%
Book value per common share, ex AOCI & DTA	61.41	61.03	1	58.94	4
Book value per common share, ex AOCI & DTA, including dividend growth	62.39	61.78	1	59.26	5

*	Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP and other financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.

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SEGMENT RESULTS

All operating segment comparisons that follow are to the third quarter of 2015 unless otherwise noted.

Beginning in the third quarter of 2016, in order to align our financial reporting with the manner in which our chief operating decision makers review the businesses to assess performance and make decisions about resources to be allocated, United Guaranty and Institutional Markets are presented in the Corporate and Other category for all periods presented. As a result, Commercial Insurance operations now consist of our commercial property and casualty business.

As a result of the transaction agreement to sell 100% of AIG’s interest in UGC, the associated assets and liabilities of UGC have been classified as held-for sale at September 30, 2016.

In the second quarter of 2015, a United Guaranty subsidiary and certain of AIG’s property casualty companies entered into a 50% quota share arrangement whereby the United Guaranty subsidiary (1) ceded 50 % of the risk relating to policies written in 2014 that were current as of January 1, 2015 and (2) ceded 50% of the risk relating to all policies written in 2015 and 2016, each in exchange for a 30% ceding commission and reimbursements of 50% of the losses and loss adjustment expenses incurred on covered policies. Beginning in the third quarter of 2016, the effects of these intercompany reinsurance arrangements are included in the results of Commercial Insurance and Corporate and Other for all periods presented. Previously, these arrangements were eliminated for purposes of segment reporting.

Prior periods have been revised to conform to the current period presentation.

COMMERCIAL INSURANCE

	Three Months Ended September 30,
($ in millions)	2016	2015	Change
Net premiums written	$4,357	$5,275	(17)%
Net premiums earned	4,495	5,040	(11)
Underwriting loss	(236)	(118)	(100)
Net investment income	965	710	36

Pre-tax operating income	$729	$592	23

Underwriting ratios:
Loss ratio	77.7	72.8	4.9	pts
Catastrophe losses and reinstatement premiums	(5.7)	(1.8)	(3.9)
Prior year development net of premium adjustments	(6.9)	(3.5)	(3.4)
Net reserve discount charge	(0.3)	(0.8)	0.5

Accident year loss ratio, as adjusted	64.8	66.7	(1.9)

Acquisition ratio	15.5	16.5	(1.0)
General operating expense ratio	12.1	13.0	(0.9)

Expense ratio	27.6	29.5	(1.9)

Combined ratio	105.3	102.3	3.0
Catastrophe losses and reinstatement premiums	(5.7)	(1.8)	(3.9)
Prior year development net of premium adjustments	(6.9)	(3.5)	(3.4)
Net reserve discount benefit (charge)	(0.3)	(0.8)	0.5

Accident year combined ratio, as adjusted	92.4	96.2	(3.8)

Catastrophe-related losses	$253	$88	188%
Severe losses	95	209	(55)
Prior year unfavorable reserve development, net of reinsurance and premium adjustments	306	186	65
Net reserve discount charge	17	41	(59)

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Commercial Insurance pre-tax operating income increased to $729 million, primarily reflecting the higher returns on alternative investment income, and an increase in the fair market value of assets accounted for under the fair value option, partially offset by an increase in underwriting loss in the current quarter driven by higher catastrophe losses and higher net adverse prior year loss reserve development. The current quarter loss ratio included net adverse prior year loss reserve development, net of return premiums of $306 million primarily from program business within Specialty, partially offset by favorable Property development. In addition, catastrophe losses increased to $253 million from $88 million in the prior-year quarter. Pre-tax operating income also benefited from an improvement in accident year losses, a lower net loss reserve discount charge and lower expenses.

The improvement in the accident year loss ratio, as adjusted, reflected the continued execution of our strategy to enhance risk selection, improve underwriting discipline and manage exposures, including the use of reinsurance, and lower overall severe losses. The accident year loss ratio, as adjusted, improved in Casualty, reflecting the non-renewal of certain underperforming classes of business, as well as the effect of reinsurance. Property improved due to lower severe losses. These declines in the accident year losses were partially offset by an increase in Specialty and competitive market conditions.

The expense ratio declined 1.9 points driven by decreases in both acquisition ratio and the general operating expense ratio. The acquisition ratio declined by 1.0 points, particularly in Casualty, primarily driven by lower net commission expenses reflecting the effect of reinsurance arrangements. The General operating expense ratio declined 0.9 points due to lower employee-related costs resulting from ongoing actions to streamline our management structure and general cost containment measures commenced in 2015.

In line with our planned portfolio optimization efforts, net premiums written decreased 17%. This decrease was primarily due to the continued execution of our strategy to enhance risk selection in our Casualty and Property product portfolios, the non-renewal of certain underperforming classes of business, the increased use of reinsurance, and adherence to our underwriting discipline in competitive market conditions.

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CONSUMER INSURANCE

RETIREMENT

	Three Months Ended September 30,
($ in millions)	2016	2015	Change
Operating revenues:
Premiums	$45	$37	22%
Policy fees	282	261	8
Net investment income	1,552	1,396	11
Advisory fee and other income	205	509	(60)

Total operating revenues	2,084	2,203	(5)

Benefits and expenses	976	1,568	(38)

Pre-tax operating income	$1,108	$635	74

Premiums and deposits(1):
Premiums	$45	$37	22
Deposits	5,128	6,542	(22)
Other	(1)	46	NM

Total premiums and deposits(1)	$5,172	$6,625	(22)

(1) Excludes activity related to closed blocks of fixed and variable annuities.

Retirement pre-tax operating income increased to $1.1 billion, primarily due to a higher net positive adjustment from the review and update of actuarial assumptions and improved performance from alternative investments in hedge funds. The update of actuarial assumptions resulted in a net positive adjustment to pre-tax operating income of $322 million, primarily due to lower surrender assumptions in Fixed Annuities, compared to a $140 million net positive adjustment in the prior-year quarter. The increase in pre-tax operating income compared to the prior-year quarter also reflected the impact of better equity market performance on policyholder benefit expense and DAC amortization, and higher policy fees from growth in assets under management.

Premiums grew due to higher immediate annuity premiums in the Fixed Annuities product line. Premiums and deposits declined to $5.2 billion, which reflected an industry-wide decline in variable annuities as well as our continued focus on disciplined pricing, resulting in lower sales in both Retirement Income Solutions and Fixed Annuities. These declines, which drove a decrease in net flows from the prior-year quarter, were partially offset by higher sales of Retail Mutual Funds and lower Group Retirement surrenders.

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LIFE

	Three Months Ended September 30,
($ in millions)	2016	2015	Change
Operating revenues:
Premiums	$791	$675	17%
Policy fees	314	392	(20)
Net investment income	544	496	10
Other income	13	15	(13)

Total operating revenues	1,662	1,578	5

Benefits and expenses	1,564	1,618	(3)

Pre-tax operating income (loss)	$98	$(40)	NM

Premiums and deposits:
Premiums	$791	$675	17
Deposits	375	369	2
Other	197	179	10

Total premiums and deposits	$1,363	$1,223	11

Gross life insurance in force, end of period	1,038,846	1,021,149	2

Life pre-tax operating income increased to $98 million, primarily due to a lower net negative adjustment from the review and update of actuarial assumptions, higher net investment income from alternative investments in hedge funds and yield enhancements and lower domestic general operating expenses. Excluding the effect of foreign exchange, growth in premiums and in premiums and deposits was 14% and 10%, respectively, both of which were principally driven by growth in international life and health sales. The update of actuarial assumptions resulted in a net negative adjustment to pre-tax operating income of $84 million, primarily due to a refinement to reserves for universal life insurance with secondary guarantees due to lower assumed surrender rates, compared to a similar charge of $157 million in the prior-year quarter.

PERSONAL INSURANCE

	Three Months Ended September 30,
($ in millions)	2016	2015	Change
Net premiums written	$2,919	$3,016	(3)%
Net premiums earned	2,915	2,819	3
Underwriting income	111	10	NM
Net investment income	67	52	29

Pre-tax operating income	$178	$62	187

Underwriting ratios:
Loss ratio	56.3	53.4	2.9	pts
Catastrophe losses and reinstatement premiums	(0.9)	(2.0)	1.1
Prior year development net of premium adjustments	1.1	1.6	(0.5)

Accident year loss ratio, as adjusted	56.5	53.0	3.5

Acquisition ratio	26.2	28.4	(2.2)
General operating expense ratio	13.8	17.8	(4.0)

Expense ratio	40.0	46.2	(6.2)

Combined ratio	96.3	99.6	(3.3)
Catastrophe losses and reinstatement premiums	(0.9)	(2.0)	1.1
Prior year development net of premium adjustments	1.1	1.6	(0.5)

Accident year combined ratio, as adjusted	96.5	99.2	(2.7)

Catastrophe-related losses	$26	$58	(55)%
Severe losses	—	—	NM
Prior year loss reserve development (favorable), net of reinsurance and premium adjustments	(34)	(46)	26

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Personal Insurance pre-tax operating income grew to $178 million, reflecting improved underwriting results. The lower combined ratio was principally driven by an improvement in the expense ratio.

The increase in the loss ratio reflected higher accident year losses and lower net favorable prior year loss reserve development, partially offset by reduced catastrophe losses. The increase in the accident year loss ratio, as adjusted, was primarily driven by a higher number of large but not severe losses particularly in the U.S. business.

The improvement in the acquisition ratio reflected lower direct marketing expenses. The decrease in the general operating expense ratio primarily reflected lower employee-related expenses arising from organizational realignment activities together with lower strategic investment expenditures.

Net premiums written decreased compared to the prior-year quarter. Excluding the effects of foreign exchange, net premiums written decreased by 6% primarily in Accident and Health, reflecting underwriting actions to strengthen our portfolio and maintain pricing discipline.

CORPORATE AND OTHER

	Three Months Ended September 30,
($ in millions)	2016	2015	Change
Pre-tax operating income (loss):
Fair value of PICC investments	$28	$(195)	NM %
Income from other assets, net	363	15	NM
Corporate general operating expenses	(276)	(133)	(108)
Interest expense	(261)	(266)	2
Institutional Markets	(526)	84	NM
Run-off insurance lines	22	(54)	NM
United Guaranty	130	133	(2)
Consolidation and elimination	(2)	20	NM

Pre-tax operating loss	$(522)	$(396)	(32)

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Corporate and Other reported a pre-tax operating loss of $522 million primarily due to a $622 million loss recognition expense in Institutional Markets based on mortality experience studies that indicated increased longevity, particularly on disabled lives representing a legacy block of structured settlements underwritten pre-2010. This legacy block accounted for over 80% of this loss recognition expense and will be included as part of our Legacy portfolio at year-end. Corporate and Other results also reflected fair value gains on our People’s Insurance Company (Group) of China Limited investment and an increase in Income from other assets, net. In addition, the prior-year quarter included a pension curtailment credit of $175 million in Corporate general operating expenses.

CONFERENCE CALL

AIG will host a conference call tomorrow, Thursday, November 3, 2016, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investor Relations section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Relations section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s: exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates; exposure to European governments and European financial institutions; strategy for risk management; sales of businesses; restructuring of business operations; generation of deployable capital; anticipated business or asset divestitures or monetizations; anticipated organizational and business changes; strategies to increase return on equity and earnings per common share; strategies to grow net investment income, efficiently manage capital, grow book value per common share, and reduce expenses; anticipated restructuring charges and annual cost savings; strategies for customer retention, growth, product development, market position, financial results and reserves; and subsidiaries’ revenues and combined ratios. It is possible that AIG’s actual results and financial

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condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; negative impacts on customers, business partners and other stakeholders; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a nonbank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; AIG’s ability to successfully manage run-off insurance portfolios; AIG’s ability to successfully reduce costs and expenses and make business and organizational changes without negatively impacting client relationships or AIG’s competitive position; AIG’s ability to successfully dispose of or monetize, businesses or assets, including its ability to successfully consummate the sale of United Guaranty Corporation (UGC or United Guaranty) and certain related affiliates to Arch Capital Group Ltd. (Arch); judgments concerning the recognition of deferred tax assets; judgments concerning estimated restructuring charges and estimated cost savings; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 (which will be filed with the SEC), Part I, Item 2. MD&A and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2016 and March 31, 2016, and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2015. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Nothing in this press release or in any oral statements made in connection with this press release is intended to constitute, nor shall it be deemed to constitute, an offer of any securities for sale or the solicitation of an offer to purchase any securities in any jurisdiction.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Third Quarter 2016 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

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Book Value Per Common Share Excluding Accumulated Other Comprehensive Income (AOCI), Book Value Per Common Share Excluding AOCI and Deferred Tax Assets (DTA) and Book Value Per Common Share Excluding AOCI and DTA and Including Dividend Growth are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Book Value Per Common Share. Book Value Per Common Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding. Book Value Per Common Share Excluding AOCI and DTA is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA, by Total common shares outstanding. Book Value Per Common Share Excluding AOCI and DTA and including dividend growth is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA, and including growth in quarterly dividends above $0.125 per share to shareholders, by Total common shares outstanding.

Return on Equity – After-tax Operating Income Excluding AOCI and Return on Equity – After-tax Operating Income Excluding AOCI and DTA are used to show the rate of return on shareholders’ equity. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of its available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Return on Equity. Return on Equity – After-tax Operating Income Excluding AOCI is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI. Return on Equity – After-tax Operating Income Excluding AOCI and DTA is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI and DTA.

Normalized Return on Equity, Excluding AOCI and DTA (Normalized ROE) further adjusts Return on Equity – After-tax Operating Income, Excluding AOCI and DTA for the effects of certain volatile or market-related items. AIG believes this measure is useful to investors because it presents the trends in AIG’s consolidated return on equity without the impact of certain items that can experience volatility in AIG’s short-term results. Normalized Return on Equity, Excluding AOCI and DTA is derived by excluding the following tax adjusted effects from Return on Equity – After-tax Operating Income, Excluding AOCI and DTA: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) Direct Investment book (DIB) and Global Capital Markets (GCM) returns; fair value changes on PICC investments; update of actuarial assumptions; net reserve discount change; Life insurance incurred but not reported death claim charge; and prior year loss reserve development.

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AIG uses the following operating performance measures because it believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

After-tax operating income attributable to AIG is derived by excluding the following items from net income attributable to AIG. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. For example, certain ratios and other metrics described below exclude: income or loss from discontinued operations; income and loss from divested businesses (including gain on the sale of International Lease Finance Corporation (ILFC) and certain post-acquisition transaction expenses incurred by AerCap Holdings N.V. (AerCap) in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and related tax effects); gain on sale of NSM Insurance Group (NSM) and AIG Advisor Group; legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments; non-operating litigation reserves and settlements; reserve development related to non-operating run-off insurance business; restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization; deferred income tax valuation allowance releases and charges; changes in fair value of securities used to hedge guaranteed living benefits; changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses; other income and expense — net, related to Corporate and Other runoff insurance lines; loss on extinguishment of debt; net realized capital gains and losses; and non-qualifying derivative hedging activities, excluding net realized capital gains and losses. See page 15 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

Operating revenue excludes Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes).

General operating expenses, operating basis (GOE), is derived by making the following adjustments to general operating and other expenses: include (i) certain loss adjustment expenses, reported as policyholder benefits and losses incurred and (ii) certain investment and other expenses reported as net investment income, and exclude (i) advisory fee expenses, (ii) non-deferrable insurance commissions, (iii) direct marketing and acquisition expenses, net of deferrals, (iv) non-operating litigation reserves and (v) other expense related to a retroactive reinsurance agreement. AIG also derives General operating expense savings on a gross basis, which represents changes during the period in General operating expenses, operating basis, before the effect of additional investments made during the period. AIG uses general operating expenses, operating basis, because it believes it provides a more meaningful indication of its ordinary course of business operating costs.

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AIG uses the following operating performance measures within its Commercial Insurance and Consumer Insurance reportable segments as well as Corporate and Other.

Commercial Insurance; Consumer Insurance: Personal Insurance; Corporate and Other: United Guaranty

Pre-tax operating income: includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, other income and expense — net, gain on the sale of NSM and non-operating litigation reserves and settlements. Underwriting income and loss is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, acquisition expenses and general operating expenses.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact in excess of $10 million each. Catastrophes also include certain man-made events, such as terrorism and civil disorders that meet the $10 million threshold. AIG believes the as adjusted ratios are meaningful measures of its underwriting results on an on-going basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Consumer Insurance: Retirement and Life; Corporate and Other: Institutional Markets

Pre-tax operating income is derived by excluding the following items from pre-tax income: changes in fair value of securities used to hedge guaranteed living benefits; net realized capital gains and losses; gain on the sale of AIG Advisor Group; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; and non-operating litigation reserves and settlements.

Premiums and deposits includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts and mutual funds.

FOR IMMEDIATE RELEASE

Corporate and Other

Pre-tax operating income and loss is derived by excluding the following items from pre-tax income and loss: loss on extinguishment of debt; net realized capital gains and losses; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; income and loss from divested businesses, including Aircraft Leasing; net gain or loss on sale of divested businesses (including gain on the sale of ILFC, and certain post-acquisition transaction expenses incurred by AerCap in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and AIG’s share of AerCap’s income taxes); non-operating litigation reserves and settlements; reserve development related to non-operating run-off insurance business; and restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization.

Results from discontinued operations are excluded from all of these measures.

#        #        #

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today we provide a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 100 countries and jurisdictions. Our diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

Reconciliations of Pre-tax and After-tax Operating Income (Loss)

	Three Months Ended September 30,
	2016			2015
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Operating income, including noncontrolling interests	$1,612	$512	$1,100	$848	$164	$684
Noncontrolling interest	—	—	(3)	—	—	7

Operating income, net of noncontrolling interests	1,612	512	1,097	848	164	691
Adjustments:
Uncertain tax positions and other tax adjustments	—	42	(42)	—	233	(233)
Deferred income tax valuation allowance releases (charges)	—	(2)	2	—	8	(8)
Changes in fair value of securities used to hedge guaranteed living benefits	17	6	11	4	1	3
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(67)	(24)	(43)	(2)	—	(2)
Other (income) expense - net	3	1	2	—	—	—
Gain (loss) on extinguishment of debt	14	5	9	(346)	(121)	(225)
Net realized capital losses	(765)	(210)	(555)	(342)	(121)	(221)
Noncontrolling interest on net realized capital losses	—	—	29	—	—	(41)
Income (loss) from discontinued operations	—	—	3	—	—	(17)
Net gain (loss) from divested businesses	128	45	83	(3)	(2)	(1)
Non-operating litigation reserves and settlements	5	2	3	30	10	20
Reserve development related to non-operating run-off insurance business	—	—	—	(30)	(10)	(20)
Restructuring and other costs	(210)	(73)	(137)	(274)	(97)	(177)

Pre-tax income/net income (loss) attributable to AIG	$737	$304	$462	$(115)	$65	$(231)

	Nine Months Ended September 30,
	2016			2015
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Operating income, including noncontrolling interests	$4,186	$1,198	$2,988	$6,243	$1,974	$4,269
Noncontrolling interest	—	—	(5)	—	—	6

Operating income, net of noncontrolling interests	4,186	1,198	2,983	6,243	1,974	4,275
Adjustments:
Uncertain tax positions and other tax adjustments	—	184	(184)	—	142	(142)
Deferred income tax valuation allowance releases (charges)	—	(4)	4	—	61	(61)
Changes in fair value of securities used to hedge guaranteed living benefits	270	95	175	(39)	(14)	(25)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(91)	(32)	(59)	(84)	(29)	(55)
Other (income) expense - net	15	5	10	—	—	—
Gain (loss) on extinguishment of debt	(76)	(26)	(50)	(756)	(265)	(491)
Net realized capital gains (losses)	(829)	(217)	(612)	1,125	394	731
Noncontrolling interest on net realized capital gains (losses)	—	—	40	—	—	(40)
Loss from discontinued operations	—	—	(54)	—	—	—
Net gain (loss) from divested businesses	351	123	228	(58)	(44)	(14)
Non-operating litigation reserves and settlements	43	15	28	86	30	56
Reserve development related to non-operating run-off insurance business	—	—	—	(30)	(10)	(20)
Restructuring and other costs	(488)	(171)	(317)	(274)	(97)	(177)

Pre-tax income/net income attributable to AIG	$3,381	$1,170	$2,192	$6,213	$2,142	$4,037

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended September 30,				Nine Months Ended September 30,
			% Inc.				% Inc.
	2016	2015	(Dec.)		2016	2015	(Dec.)
Income (loss) per common share:
Basic
Income (loss) from continuing operations	$0.43	$(0.17)	NM	%	$2.02	$3.05	(33.8)%
Loss from discontinued operations	—	(0.01)	NM		(0.05)	—	NM

Net income (loss) attributable to AIG	$0.43	$(0.18)	NM		$1.97	$3.05	(35.4)

Diluted
Income (loss) from continuing operations	$0.42	$(0.17)	NM		$1.97	$2.97	(33.7)
Loss from discontinued operations	—	(0.01)	NM		(0.05)	—	NM

Net income (loss) attributable to AIG	$0.42	$(0.18)	NM		$1.92	$2.97	(35.4)

After-tax operating income attributable to AIG per diluted share (a)	$1.00	$0.52	92.3%		$2.61	$3.15	(17.1)%

Weighted average shares outstanding:
Basic	1,071.3	1,279.1			1,113.7	1,324.4
Diluted (b)	1,102.4	1,279.1			1,142.7	1,357.1

Return on equity (c)	2.1%	(0.9)%			3.3%	5.1%
Return on equity - after-tax operating income, excluding AOCI (d)	5.4%	2.9%			4.8%	6.0%
Return on equity - after-tax operating income, excluding AOCI and DTA (e)	6.7%	3.5%			6.0%	7.1%

As of period end:	September 30, 2016	June 30, 2016	December 31, 2015
Total AIG shareholders’ equity	$88,663	$89,946	$89,658
Accumulated other comprehensive income	9,057	8,259	2,537

Total AIG shareholders’ equity, excluding AOCI	79,606	81,687	87,121

Deferred tax assets	15,567	15,614	16,751

Total AIG shareholders’ equity, excluding AOCI and DTA	64,039	66,073	70,370

Add: Cumulative quarterly common stock dividends above $0.125 per share	1,020	814	378

Total AIG shareholders’ equity, excluding AOCI and DTA, including dividend growth	$65,059	$66,887	$70,748

As of period end:	September 30, 2016	June 30, 2016	% Inc. (Dec.)	December 31, 2015	% Inc. (Dec.)
Book value per common share (f)	$85.02	$83.08	2.3%	$75.10	13.2%
Book value per common share excluding AOCI (g)	$76.33	$75.45	1.2	$72.97	4.6
Book value per common share excluding AOCI and DTA (h)	$61.41	$61.03	0.6	$58.94	4.2
Book value per common share excluding AOCI and DTA, including dividend growth (i)	$62.39	$61.78	1.0%	$59.26	5.3%

Total common shares outstanding	1,042.9	1,082.7		1,193.9

Financial highlights - notes

(a)	For the quarter ended September 30, 2015, because we reported a net loss, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. However, because we reported after-tax operating income, the calculation of after-tax operating income per diluted share includes 40,356,170 dilutive shares.
(b)	Diluted shares in the diluted EPS calculation represent basic shares for the three-months ended September 30, 2015 due to the net loss in that period.
(c)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(d)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes DTA.
(e)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI and DTA.
(f)	Represents total AIG shareholders’ equity divided by Total common shares outstanding.
(g)	Represents total AIG shareholders’ equity, excluding AOCI, divided by Total common shares outstanding.
(h)	Represents total AIG shareholders’ equity, excluding AOCI and DTA, divided by Total common shares outstanding.
(i)	Represents total AIG shareholders’ equity, excluding AOCI and DTA, and including growth in quarterly dividends above $0.125 per share to shareholders, divided by Total common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of General Operating Expenses, Operating basis to General Operating and Other Expenses, GAAP basis

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Inc. (Dec.)	2016	2015	% Inc. (Dec.)
Total general operating expenses, Operating basis	$2,444	$2,675	(8.6)%	$7,475	$8,401	(11.0)%
Loss adjustment expenses, reported as policyholder benefits and losses incurred	(340)	(389)	12.6	(1,031)	(1,240)	16.9
Advisory fee expenses	76	339	(77.6)	566	1,012	(44.1)
Non-deferrable insurance commissions	107	123	(13.0)	350	377	(7.2)
Direct marketing and acquisition expenses, net of deferrals	52	200	(74.0)	329	441	(25.4)
Investment expenses reported as net investment income and other	(15)	(17)	11.8	(45)	(56)	19.6

Total general operating and other expenses included in pre-tax operating income	2,324	2,931	(20.7)	7,644	8,935	(14.4)
Restructuring and other costs	210	274	(23.4)	488	274	78.1
Other expense related to retroactive reinsurance agreement	4	—	NM	(8)	—	NM
Non-operating litigation reserves	(2)	(30)	93.3	1	5	(80.0)

Total general operating and other expenses, GAAP basis	$2,536	$3,175	(20.1)%	$8,125	$9,214	(11.8)%

Reconciliations of General Operating Expenses, Operating basis, Excluding Foreign Exchange and General Operating Expenses of AIG Advisor Group to General Operating and Other Expenses, GAAP basis

	Nine Months Ended September 30,
	2016	2015	% Inc. (Dec.)
Total general operating expenses, Operating basis, Ex. FX & GOE of AIG Advisor Group	$7,407	$8,213	(9.8)%
Add: FX impact	—	27	NM
Add: GOE of Advisor Group	68	161	(57.8)

Total general operating expenses, operating basis	7,475	8,401	(11.0)
Loss adjustment expenses, reported as policyholder benefits and losses incurred	(1,031)	(1,240)	16.9
Advisory fee expenses	566	1,012	(44.1)
Non-deferrable insurance commissions	350	377	(7.2)
Direct marketing and acquisition expenses, net of deferrals	329	441	(25.4)
Investment expenses reported as net investment income	(45)	(56)	19.6

Total general operating and other expenses, included in pre-tax operating income	7,644	8,935	(14.4)
Restructuring and other costs	488	274	78.1
Other expense related to retroactive reinsurance agreement	(8)	—	NM
Non-operating litigation reserves	1	5	(80.0)

Total general operating and other expenses, GAAP basis	$8,125	$9,214	(11.8)%

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of Normalized and After-tax Operating Income Return on Equity, Excluding AOCI and DTA

	Three Months Ended September 30, 2016				Three Months Ended September 30, 2015
	Pre-tax	Tax Effect	After-tax	ROE	Pre-tax	Tax Effect	After-tax	ROE
Return on Equity			$462	2.1%			$(231)	(0.9)%

Return on equity - after-tax operating income, excluding AOCI and DTA (a)	$1,612	$512	$1,097	6.7%	$848	$164	$691	3.5%

Adjustments to arrive at Normalized Return on Equity, Excluding AOCI and DTA:
Catastrophe losses above (below) expectations	(358)	(125)	(233)	(1.4)	(513)	(180)	(333)	(1.7)
(Better) worse than expected alternative returns	(70)	(25)	(45)	(0.2)	458	160	298	1.5
(Better) worse than expected DIB & GCM returns	(104)	(36)	(68)	(0.4)	254	89	165	0.8
Fair value changes on PICC investments	(47)	(16)	(31)	(0.2)	257	90	167	0.8
Update of actuarial assumptions	384	134	250	1.5	17	6	11	0.1
Net reserve discount change	32	11	21	0.1	78	28	50	0.3
Life Insurance - IBNR death claims	—	—	—	—	—	—	—	—
Unfavorable prior year loss reserve development	262	92	170	1.0	191	67	124	0.6

Normalized Return on Equity, excluding AOCI and DTA	$1,711	$547	$1,161	7.1%	$1,590	$424	$1,173	5.9%

Average AIG Shareholders’ equity				$89,305				$101,629
Less: Average AOCI				8,658				7,089
Less: Average DTA				15,591				15,271
Effect of normalization on equity				381				(296)

Normalized Average AIG Shareholders’ equity, excluding average AOCI and DTA				$65,437				$78,973

	Nine Months Ended September 30, 2016				Nine Months Ended September 30, 2015
	Pre-tax	Tax Effect	After-tax	ROE	Pre-tax	Tax Effect	After-tax	ROE
Return on Equity			$2,192	3.3%			$4,037	5.1%

Return on equity - after-tax operating income, excluding AOCI and DTA (a)	$4,186	$1,198	$2,983	6.0%	$6,243	$1,974	$4,275	7.1%

Adjustments to arrive at Normalized Return on Equity, Excluding AOCI and DTA:
Catastrophe losses above (below) expectations	(175)	(61)	(114)	(0.2)	(668)	(236)	(432)	(0.7)
(Better) worse than expected alternative returns	650	227	423	0.8	138	48	90	0.2
(Better) worse than expected DIB & GCM returns	248	87	161	0.3	(117)	(40)	(77)	(0.1)
Fair value changes on PICC investments	140	49	91	0.2	(23)	(9)	(14)	—
Update of actuarial assumptions	384	134	250	0.5	17	6	11	—
Net reserve discount change	323	114	209	0.4	(157)	(54)	(103)	(0.2)
Life Insurance - IBNR death claims	(25)	(9)	(16)	—	—	—	—	—
Unfavorable (favorable) prior year loss reserve development	231	81	150	0.3	555	194	361	0.6

Normalized Return on Equity, excluding AOCI and DTA	$5,962	$1,820	$4,137	8.3%	$5,988	$1,883	$4,111	6.9%

Average AIG Shareholders’ equity				$89,196				$104,534
Less: Average AOCI				6,344				8,863
Less: Average DTA				16,189				15,567
Effect of normalization on equity				190				(148)

Normalized Average AIG Shareholders’ equity, excluding average AOCI and DTA				$66,853				$79,956

(a)	After-tax operating income excludes Net income (loss) attributable to non-controlling interest of $3 million and $(7) million for the three months ended September 30, 2016 and 2015, respectively. After-tax operating income is excludes Net income (loss) attributable to non-controlling interest of $5 million and $(6) million for the nine months ended September 30, 2016 and 2015, respectively.